PURCHASE AND SALE AGREEMENT

DATED:        July 14, 2004 (the "EFFECTIVE DATE")

BETWEEN:      SELLER
              ------

              NEDA of Puerto Rico, Inc., a Puerto Rico corporation 39 Salisbury Street
              Worcester, MA  01609
              Attention:  Charles A. Snell

AND:          PURCHASER

              CAPLEASE, LP
              a Delaware limited partnership
              c/o Capital Lease Funding
              110 Maiden Lane, 3rd Floor
              New York, New York 10005
              Attention:  Peter M. Amari

      A. Seller owns that certain real property described in Section 1 below, commonly known as 52 Malecon Avenue, Ponce, Puerto Rico, containing approximately 4.1 acres of land, together with the improvements located thereon.

      B. Seller desires to sell all of the Property (as defined in Section 1 below) to Purchaser, and Purchaser desires to purchase all of the Property from Seller, on the terms and conditions set forth in this Purchase and Sale Agreement (the "AGREEMENT").

      NOW, THEREFORE, for value received and in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.    PURCHASE AND SALE OF THE PROPERTY

      Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement. The Property consists of:

      (a) All of Seller's right, title and interest in and to the parcel or parcels of land described in Exhibit A attached hereto (the "LAND"), together with all easements, rights-of-way, appurtenances (including, without limitation, air rights, development rights and other similar rights, if any), tenements, hereditaments and water rights (if any) appertaining to or otherwise benefiting the Land or any of the Improvements (as defined below);

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      (b) All of Seller's right, title and interest in and to any and all improvements, buildings, structures, and facilities, including, without limitation, a one story building consisting of approximately 56,500 rentable square feet of space (the "BUILDING"), now or hereafter situated on the Land (collectively, the "IMPROVEMENTS");

      (c) All of Seller's right, title and interest, in and to any and all fixtures and all personal and other tangible property now or hereafter located on the Land or in the Improvements, as generally described in Exhibit B attached hereto (the "PERSONAL PROPERTY");

      (d) All of Seller's right, title and interest (i) under that certain U.S. Government Lease for Real Property denoted as Lease No. 184B-02A-95 (the "VA LEASE") dated October 16, 1996 by and between Seller and the United States of America (the "VA") and (ii) under all other leases, licenses and other agreements to occupy all or any part of the Land or Improvements (collectively with the Va Lease, the "LEASES"), together with, and subject to the manner in which the same are to be prorated under this Agreement, all rents, charges, deposits and other sums due, accrued or to become due thereunder, and all guaranties by third parties of any tenant's obligations under such leases;

      (e) All of Seller's right, title and interest, if any, to the extent assignable (without obtaining consent), in and to all of the following intangible property now or hereafter existing with respect to the Property (the "INTANGIBLE PROPERTY"):

            (i) all plans and specifications, architectural drawings, building permits and other permits issued in connection with the construction, operation, use or occupancy of the Improvements, and all warranties, guaranties and sureties now or hereafter received in connection with the construction of or equipment on the Improvements;

            (ii) all licenses, permits, approvals, certificates of occupancy and franchises relating to the zoning, land use, ownership, operation, occupancy, construction or maintenance of the Improvements running to or in favor of the Seller, the Land, or the Improvements, and all deposits to governmental authorities relating to the Seller, the Land, or the Improvements;

            (iii) all service and maintenance contracts used by the Seller in the operation of the Improvements;

            (iv) all names associated with the Building, and any other rights, privileges and appurtenances related to or used in connection with any of the property or interests described in this Section 1 to the extent they are assignable, including without limitation all business goodwill, telephone exchange numbers, and claims and rights of action against third parties.

2.    TOTAL PURCHASE PRICE AND DEPOSIT

      (a) The total purchase price for the Property is THIRTEEN MILLION SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($13,600,000.00) (the "PURCHASE PRICE").


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      (b) Within three (3) business days after the Effective Date, Purchaser shall deposit with First American Title Insurance Company (the "TITLE COMPANY") the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "DEPOSIT") to be held as an earnest money deposit as provided in Section 2(c) below.

      (c) The Deposit will be placed and held in escrow by the Title Company in an interest-bearing account at a mutually acceptable banking institution. Any interest earned on the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

3.    PURCHASER'S REVIEW PERIOD

      Purchaser shall have until 11:59 p.m. eastern time on August 16, 2004 (the "REVIEW PERIOD") to satisfy itself concerning all aspects of the Property, including, without limitation, the status of title thereto; the physical and environmental condition thereof; the insurance policies, contracts, leases and all other operational and financial aspects of the Property and all other Due Diligence Materials described in Section 5(a) below. During the Review Period, Purchaser shall have the right at Purchaser's expense to perform tests, inspections and feasibility studies on the Property as Purchaser may deem necessary (collectively, the "INSPECTIONS").

      All costs and expenses of all of Purchaser's Inspections shall be paid by Purchaser. Purchaser shall indemnify, hold harmless and, at the election of Seller, defend Seller and the other parties described in Section 12.12 below from any and all cost, expense (including reasonable attorneys' fees and costs), liability, lien, charge or claim arising out of the exercise by Purchaser of its inspection rights hereunder, or the act of any employee, servant, agent, contractor, officer or invitee of Purchaser (collectively, together with Purchaser, referred to as "PURCHASER'S REPRESENTATIVES") on the Property, including all damages resulting from any damage to the Property or any property of any tenant or other person and any injury to or death of any person and Purchaser will assume all responsibilities for the payment of such damages.

      Purchaser shall not cause or permit any mechanic's liens, materialmen's liens or other liens to be filed against the Property as a result of the Inspections. Purchaser shall immediately repair and/or restore any damage to the Land or Building caused by entry upon the Land or Building by Purchaser or the other Purchaser's Representatives to its pre-existing condition following performance of the Inspections.

      If, before the end of the Review Period, Purchaser notifies Seller in writing that Purchaser does not accept the Property, in Purchaser's sole and absolute discretion, for any reason or for no reason, this Agreement shall automatically terminate, the Title Company shall immediately return the Deposit to Purchaser and, except for the Post-Termination Obligations referred to
Section 12.1 hereof, neither party shall have any obligations to the other by virtue of this Agreement.


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4.    SELLER'S TITLE TO THE PROPERTY

      (a) TITLE. During the Review Period, Purchaser shall cause, at its own cost and expense, the Title Company, through its affiliated office in Puerto Rico, to prepare and deliver to Purchaser a commitment for leasehold title insurance on the Land and Improvements, together with copies of all items shown as exceptions to title therein, (the "TITLE COMMITMENT"). Purchaser may, within the Review Period, provide written notice (the "TITLE NOTICE") to Seller of any matters shown by the Title Commitment or the Survey (as defined below) which are not satisfactory to Purchaser, in Purchaser's sole and absolute discretion. (Those exceptions shown on the Title Commitment and not objected to by Purchaser shall become the "PERMITTED EXCEPTIONS"). Seller shall notify Purchaser within three (3) days of such notice of disapproval whether Seller will eliminate any such disapproved exceptions. If Seller chooses not to eliminate such exceptions or fails to respond to such notice, Purchaser may (a) terminate this Agreement by giving written notice to Seller or (b) accept title to the Property as it is and close the transaction subject to such exceptions. Notwithstanding the foregoing, in all events Seller shall be obligated to eliminate the following exceptions, none of which shall be deemed Permitted Exceptions: (i) subject to
(ii) and (iii) below in this sentence, any lien or encumbrance which may be discharged by an ascertainable sum of money not to exceed $500,000.00, (ii) any lien or encumbrance voluntarily placed on the Property by Seller (e.g., mortgages/deeds of trust) regardless of the amount of such lien or encumbrance (except Seller shall not be obligated to discharge the Existing Mortgage (as defined below) which will be assumed by Purchaser at Closing as set forth below), and (iii) any final unappealable judgment affecting the Property, regardless of the amount of such judgment. With regard to any title or survey objections other than the Permitted Exceptions, Seller may cause such objections to be satisfied by causing the Title Company to insure over such objections in a manner reasonably satisfactory to Purchaser, if (i) such objection is a lien or encumbrance of an ascertainable amount not to exceed $500,000 or (ii) such exception will not in Purchaser's reasonable judgment impair Purchaser's ability to use and enjoy the Property for its intended use. Seller and Purchaser agree that Seller shall not be obligated to satisfy liens on the Property in favor of the Energy Authority or the Aqueduct and Sewer Authority, provided, however, the foregoing shall not affect Purchaser's rights to terminate this Agreement under
Section 3 above if any such liens are not acceptable to Purchaser.

      (b) SURVEY. Seller has provided to Purchaser a survey of the Land and Improvements dated January 28, 2000 and prepared by Agri Mesores Asociados, Sergio A. Morales. Purchaser, at its sole expense, shall have such survey recertified to Purchaser and the Title Company as being prepared in accordance with the Minimum Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA and ACSM in 1992 (collectively, the "SURVEY"), and sufficient to permit the Title Company to issue the Title Policy (as defined below) showing no survey exceptions or matters other than exceptions accepted by Purchaser as Permitted Exceptions as set forth in Section 4(a).

5.    DOCUMENTATION REQUIRED FOR REVIEW PERIOD

      (a) COPIES OF PLANS, SERVICE CONTRACTS, OTHER INFORMATION. Seller shall deliver to or make reasonably available to Purchaser the following materials, documents and information, to the extent the same are in Seller's possession or control: (i) a copy of all of the service and maintenance contracts and equipment leases in connection with, or used by the Seller in, the operation of the Building (the "SERVICE CONTRACTS"); (ii) all, if any, architectural, engineering or construction contracts then in effect and not fully performed with respect to any of the Land or Building (the "IMPROVEMENT CONTRACTS"); (iii) statements of all income and expenses of ownership, maintenance and operation of the Property for the previous three 3 years; (iv) copies of all bills and invoices for utilities related to the Property for the twelve (12) month period immediately prior to the date of this Agreement; (v) property tax and assessment bills and complete files on any ongoing tax protest proceedings and any tax abatements relating to the Property; (vi) all environmental reports and assessments (including asbestos and lead paint), and engineering consultants' reports prepared for Seller or Seller's Lender; (vii) copies of all plans, specifications and architectural drawings for the Improvements; (viii) a complete file with respect to all pending litigation (including any condemnation) affecting the Property or any threatened litigation (including condemnation) known to Seller and affecting the Property; (ix) copies of all Leases currently in effect; (x) a schedule of all licenses, permits and certificates of occupancy for the Property currently in effect and known to Seller, together with copies thereof and all amendments thereto to the extent in Seller's possession; and (xi) an inventory of all of the Personal Property, if any (collectively, the "DUE DILIGENCE MATERIALS").


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      (b) PURCHASER'S ACCESS. Seller agrees that in addition to Purchaser's inspection during the Review Period, and subject to the rights of tenants, Purchaser shall have access to the Property and Seller's books and records relating to the Property at all reasonable times between the date of this Agreement and the Closing Date. Purchaser shall give not less than 24 hours verbal notice (such notice to be given during normal working hours) to Seller prior to any entry upon the Land or Building for the purpose of conducting any such inspections, and such entry shall be scheduled and coordinated with Seller and shall be subject to the rights of tenants under their respective leases. At Seller's election, a representative of Seller shall be present during any entry by any of Purchaser's Representatives upon the Land or Building for conducting said walk-through inspections. Access to the Land and Building by Purchaser's Representatives shall be subject to the requirements of any permits, codes, regulations, rules, laws, statutes and other requirements of any governmental body, agency or authority having jurisdiction. Purchaser and Purchaser's Representatives shall not unreasonably interfere with the ongoing operations occurring at the Building or the adjacent sites during the course of performing any such walk-through inspections.

6.    SELLER'S AND PURCHASER'S REPRESENTATIONS

      6.1. SELLER'S REPRESENTATIONS. Seller represents and warrants to Purchaser that the following are true, accurate and complete as of the date hereof and, subject to Section 6.2 below, will be true, accurate and complete as of the Closing Date:

      (a) AUTHORITY OF SELLER. Seller is a corporation duly organized validly existing and in good standing under the laws of Puerto Rico. Seller has full power and authority to enter into this Agreement and to perform its obligations under this Agreement. Seller's execution, delivery of and performance under this Agreement are undertaken pursuant to authority validly and duly conferred upon Seller and the signatories hereto. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.


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

      (b) NO BREACH OF AGREEMENTS. Seller's execution of this Agreement and the consummation of the transaction evidenced by this Agreement do not violate Seller's certificate of incorporation, bylaws or any other agreement or contract to which Seller is a party or which affects the Property, nor to Seller's knowledge, any law, statute or ordinance which is binding upon the Property or Seller.

      (c) Intentionally Omitted.

      (d) NO VIOLATION OF ZONING AND OTHER LAWS. To the best of Seller's knowledge, no written notice from any governmental agency has been issued alleging violations of any building codes, building or use restrictions, subdivision laws, zoning ordinances, or rules and regulations affecting the Land or Building which has not been entirely corrected.

      (e) EMINENT DOMAIN. To the best of Seller's knowledge, no written notice of any pending or contemplated eminent domain or condemnation of the Land or Improvements or any portion thereof has been issued.

      (f) ASSESSMENTS. Seller has not received written notice of any special assessments to be levied against the Property.

      (g) EXECUTORY AGREEMENTS. Exhibit E attached hereto is a true, correct and complete listing of all Service Contracts and Improvement Contracts affecting the Property. To the best of Seller's knowledge, Seller is not in default (beyond applicable cure periods) under any of the Service Contracts or Improvement Contracts and all Service Contracts and Improvement Contracts are currently in full force and effect. Seller has no actual knowledge of a default by any other party under any of the Service Contracts or Improvement Contracts.

      (h) UTILITY SERVICES. Seller has no actual knowledge of, and has not received any written notices of, any potential stoppage or interruption of utility services serving the Building.

      (i) SELLER'S LEASE OBLIGATIONS. No brokerage, finders or referral fees or commissions of any kind or nature shall become due or payable by Purchaser in connection with any Leases entered into by Seller.

      (j) VA LEASE. Seller has delivered to Purchaser a true, correct and complete copy of the VA Lease. The VA is a valid lease, enforceable against each of the parties thereto and is in full force and effect. Seller has not entered into any modification, amendment, termination or surrender of the VA Lease. To Seller's knowledge, no default by the VA, whether before or after the expiration of any applicable cure period (including any default with respect to the payment of rent), exists or is claimed to exist under the VA Lease. No default by the Seller (whether before or after the expiration of any applicable cure period), exists or, to Seller's knowledge, is claimed to exist under the VA Lease. Seller has not received any advance payment of rent (other than for the current month) on account of the VA Lease. To the best of Seller's knowledge, there are no written or oral leases or tenancies or other occupancy arrangements of any kind or nature whatsoever affecting the Property other than the written Leases.

      (k) NO DEFAULTS. To Seller's knowledge, no default, violation or breach under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting the Property, or any portion thereof, that is to be performed or complied with by Seller currently exists and Seller has not received any written notice claiming that a default, violation or breach any of the foregoing exists.

      (l) NO ACTIONS. There are no actions, suits, proceedings, or claims pending, or to the best of Seller's knowledge, threatened in writing, with respect to or in any manner affecting the Property which would be binding on or could be brought against or otherwise affect Purchaser or which would prevent Seller from satisfying its obligations under this Agreement.

      (m) HAZARDOUS MATERIALS. To Seller's knowledge, based solely on the information disclosed in an Environmental Assessment prepared by Moreno Assoc. dated May, 1998, no Hazardous Materials are present in, on or under the Property and, to Seller's actual knowledge, there is no present release or threatened release of Hazardous Materials in, on or under the Property. Seller has not received, and Seller does not have knowledge that its predecessor received, any written notice from the United States Environmental Protection Agency or any other federal, state or local governmental authority, any tenant, adjacent landowner or other party, alleging that the Property is in violation of any applicable Environmental Laws or contains any Hazardous Materials. "HAZARDOUS MATERIALS" shall mean any asbestos, flammable substances, explosives, radioactive materials, PCB-laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, "ENVIRONMENTAL LAWS"), including, without limitation to Section 9601 of Title 42 of the United States Code. To Seller's knowledge, there are no underground storage tanks containing (or formerly containing) any petroleum or other hazardous toxic waste, substances or materials on or under the Property and Seller has removed no such tanks during its period of ownership of the Property.

      (n) FINANCIAL INFORMATION; BANKRUPTCY. Seller, (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy laws or any similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller, and (iv) to the best of its knowledge, none of the foregoing are pending or contemplated.

      (o) PERSONAL PROPERTY. Seller is the owner of all of the Personal Property, free and clear of all liens, claims or encumbrances, except for such liens and security interests as will be released as of the Closing. All of the Personal Property, if any, is located at the Property.


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      Each of the representations and warranties contained in this Section 6.1 is acknowledged by Seller to be material and to be relied upon by Purchaser in proceeding with this transaction. As used in this Agreement, the term "TO THE BEST OF SELLER'S KNOWLEDGE" and "TO SELLER'S KNOWLEDGE" and phrases of similar meaning shall mean the actual knowledge of Charles A. Snell (the "DESIGNATED PERSONS"), after due inquiry. With respect to the actual knowledge of the Designated Persons, Seller represents and warrants to Purchaser that the Designated Persons had primary, senior executive responsibility on behalf of Seller for supervising or otherwise overseeing the Seller's acquisition of the Property.

      6.2. LIMITATION OF LIABILITY. Purchaser agrees that in the absence of an intent on the part of Seller to fraudulently conceal or fraudulently mislead Purchaser, Seller shall not be liable for any breach of any warranty or misrepresentation if and to the extent Seller has provided Purchaser with written notice received by Purchaser at least five (5) business days prior to the Closing Date that such warranty or representation is incorrect; provided that in such event Purchaser shall have the right to elect not to close this transaction and may terminate this Agreement by written notice to Seller in which event Seller shall be solely responsible for payment of all cancellation charges of the escrow and any title order, and except for the Post Termination Obligations neither party shall have any further obligation hereunder. If Purchaser does not so terminate this Agreement, then Purchaser shall be deemed to have accepted such representation or warranty subject to the exception disclosed in writing by Seller, in which case such representation or warranty shall be modified, as appropriate, so as to be true and correct when remade at Closing. Purchaser hereby certifies that it has no actual knowledge that any representation or warranty made by Seller is incorrect as of the date hereof.

      6.3. SURVIVAL OF WARRANTIES. All of Seller's representations and warranties in this Agreement shall be deemed given as of the date of this Agreement, and shall (subject to Section 6.2) be updated in a certificate to be provided to Purchaser at and as of the Closing Date. All of the aforesaid representations and warranties shall survive the closing of this transaction; provided, however, that any claim for any misrepresentation or breach shall be deemed to have been waived unless Purchaser notifies Seller in writing of such claim for misrepresentation or breach within eighteen (18) months after the Closing Date.

      6.4. AS IS. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN THIS AGREEMENT, THE PROPERTY SHALL BE CONVEYED TO PURCHASER ON AN "AS-IS, WHERE-IS" BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PROPERTY. SELLER HAS MADE AND HEREBY MAKES NO OTHER REPRESENTATION OR WARRANTY WHATSOEVER AND HEREBY DISCLAIMS ANY IMPLIED WARRANTY REGARDING THE FITNESS FOR A PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE PROPERTY.

      6.5. REPRESENTATIONS OF PURCHASER. Purchaser hereby warrants and represents to Seller as follows:


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      (a) Purchaser has the full right, power and authority to purchase the
Property as provided herein and to execute, deliver and carry out all of the provisions of this Agreement. The execution and delivery of this Agreement and any other documents required of Purchaser hereunder and the performance and observance of all of their terms, conditions and obligations and their execution by the signatories thereto have been or will be duly authorized by all necessary action of Purchaser.

      (b) Purchaser is a limited partnership validly formed and duly organized and existing in good standing under the laws of Delaware and is, or shall be, qualified to conduct business and in good standing under the laws of Puerto Rico.

      (c) This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      (d) The execution and delivery of this Agreement do not violate the Certificate of Limited Partnership nor Partnership Agreement; nor conflict with or result in the breach of any conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, or other agreement or instrument to which the Purchaser is a party, including this Agreement.

      (e) To the best of its knowledge, Purchaser is not subject to any order, judgment or decree, which would prevent any of the terms and conditions of this Agreement nor the transaction contemplated herein. No suit, action, or other proceeding is pending or to the knowledge of Purchaser, threatened against it, which would enjoin or delay the transaction contemplated in this Agreement.

      (f) All representations and warranties of Purchaser are true and valid as of the date of the execution of this Agreement.

      (g) To the best of Purchaser's knowledge, none of the representations or warranties made by Purchaser herein contains any untrue statement of a material fact nor has Purchaser knowingly omitted to state or disclose a material fact unknown to Purchaser the knowledge of which would have dissuaded a reasonable willing Seller from consummating this transaction.

7.    CONDITIONS TO CLOSING

      7.1. PURCHASER'S CONDITIONS. Purchaser's obligation to close this transaction is subject to the full satisfaction of each of the following conditions:

      (a) SELLER'S COMPLIANCE. Seller's timely fulfillment of each of its obligations under this Agreement.

      (b) SELLER'S REPRESENTATIONS. The continuing accuracy of all of Seller's warranties and representations in this Agreement as of the Closing Date (subject to Section 6.2).

      (c) STATUS OF TITLE; SURVEY. The absence of any lien, encumbrance or other defect in title to the Property as of Closing which is not a Permitted Exception (or insured over in accordance with this Agreement) or otherwise accepted by Purchaser, and receipt by Purchaser as of Closing of the Title Company's ALTA extended coverage leasehold owner's policy of title insurance (1990 form) insuring fee simple and marketable title to the Property vested in Purchaser as of the Closing Date, in the liability amount of the Purchase Price, subject only to the Permitted Exceptions (and other matters insured over in accordance with this Agreement) or otherwise accepted by Purchaser, with extended coverage together with such endorsements as Purchaser shall require, provided same are available in Puerto Rico (the "TITLE POLICY"). Purchaser shall also have received the Survey in form and content reasonably acceptable to Purchaser and showing no additional survey or title exceptions.


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      (d) MATERIAL CONDEMNATION. The absence of any condemnation or the threat or institution of condemnation proceedings which result in the taking of any part of the Land, or any improvement on the Property with a value of more than Fifty Thousand Dollars ($50,000), or a reduction in the number of any parking spaces below the minimum level required by law for use by the tenants of the Building, or any material limitation or restriction on pedestrian or vehicular access to and from any public rights-of-way adjacent to the Land. If any of the foregoing shall occur, Purchaser may elect to terminate this Agreement by written notice to Seller within ten (10) days after the date Purchaser receives written notice of such occurrence. If Purchaser does not timely elect to terminate this Agreement and this transaction closes, Seller shall assign to Purchaser on the Closing Date all condemnation awards and rights to awards which were not used by Seller to pay the costs of any restoration of the Land or Improvements necessitated by the condemnation or to pay Seller's reasonable out-of-pocket expenses in connection therewith. No termination of this Agreement under this Section shall affect any Post Termination Obligations.

      (e) MATERIAL CASUALTY. The absence of any material damage by casualty to the Improvements which has not been repaired by the Closing Date. For the purposes hereof, a "material damage by casualty" shall be deemed any damage by fire or other casualty which has not been repaired and paid for by Seller by the Closing Date and for which the estimated cost of the remaining repairs exceeds Fifty Thousand Dollars ($50,000). If the Improvements suffer any material damage by casualty, Purchaser shall have the right and option, as its sole remedy, to terminate this Agreement within ten (10) days after the date of the casualty or by the Closing Date, whichever first occurs (unless Seller restores the Property to its prior condition before the Closing Date). If the estimated cost to repair any damage by casualty as of the Closing Date is less than Fifty Thousand Dollars ($50,000), Purchaser shall not have the right to terminate this Agreement. If Purchaser does not elect timely to terminate this Agreement or does not have the right to terminate this Agreement, this transaction shall close without increase or decrease in the Purchase Price. Seller shall proceed to effect such repairs as are reasonably possible prior to Closing unless otherwise agreed to in writing by Purchaser, and Purchaser shall be entitled at Closing to an assignment of all insurance proceeds which are not used to pay the costs of such repairs or to pay Seller's reasonable out-of-pocket expenses in connection therewith. Seller shall also credit against the Purchase Price the amount of any deductible or self-insurance applicable to such casualty (unless Seller has completed and paid for such repairs prior to Closing). No termination of this Agreement under this Section shall affect any Post Termination Obligations.

      (f) CHANGE IN LEASES. As of the Closing, there shall not have occurred a material default, or an event or condition which, with the giving of notice or the passage of time would constitute a default, under the VA Lease.

      (g) ESTOPPEL CERTIFICATES. Seller, at its sole cost and expense, shall have obtained and delivered to Purchaser, no later than five (5) business days prior to the Date of Closing, an originally executed Statement of Lease in accordance with Section 5 of the General Clauses attached to the VA Lease and referred to as 48 CFR 552.270-35 "Statement of Lease." Seller, promptly after the execution of this Agreement, shall deliver the appropriate request to the VA. Seller covenants to use commercially reasonable efforts to cause the Statement of Lease to be executed and delivered by the VA and Seller shall keep Purchaser informed as to the status thereof, including, without limitation, promptly delivering to Purchaser copies of all correspondence related to the Statement of Lease.

      (h) CONSENT OF LENDER. On or before the Closing Date, Purchaser shall have obtained a written consent (the "LENDER CONSENT") from American National Insurance Company ("LENDER"), in form and substance satisfactory to Purchaser in its sole and absolute discretion, consenting to the transfer of the Property to Purchaser and Purchaser's assumption of the existing first mortgage loan (the "EXISTING MORTGAGE"). Purchaser shall promptly and diligently seek to obtain the Lender Consent and shall provide to Seller, from time to time, reasonable updates as to the status of obtaining the Lender Consent.

      (i) MANAGEMENT AGREEMENT. On or before Closing, Seller shall have terminated effective as of the Closing Date, any current management agreement affecting the Property. Purchaser shall not be responsible for any termination fee or penalty relating thereto.

      7.2. SELLER'S CONDITIONS. Seller's obligation to close this transaction is subject to Purchaser's fulfillment of each of its obligations under this Agreement in accordance with the terms hereof, including, without limitation payment of the Purchase Price. If any condition to Seller's obligation to close this transaction specified in this Section 7.2 is not satisfied on or before the Closing Date, Seller may, at its option, by written notice to Purchaser, (i) waive such condition or (ii) terminate this Agreement, in which case (x) if the failure of the condition is due to a breach or default by Purchaser of any representation, warranty, covenant, obligation or duty of Purchaser hereunder, pursue any of its remedies under Section 9.1 hereof, and (y) if the failure of condition is not due to a breach or default by Purchaser as aforesaid, neither party shall have ay further liability hereunder, provided that the Post Termination Obligations shall survive any such termination and Purchaser shall receive a return of the Deposit.

      7.3. FAILURE OF CONDITION. If any condition to Purchaser's obligation to close this transaction specified in Section 7.1 is not satisfied on or before the Closing Date, Purchaser may, at its option, by written notice to Seller, (i) waive such condition or (ii) terminate this Agreement and receive a return of the Deposit, in which case (x) if the failure of the condition is due to a breach or default by Seller of any representation, warranty, covenant, obligation or duty of Seller hereunder, pursue any of its remedies under Section
9.2 hereof, and (y) if the failure of condition is not due to a breach or default by Seller as aforesaid, neither party shall have any further liability hereunder, provided that the Post Termination Obligations shall survive any such termination.

8.    CLOSING

      8.1. CLOSING DATE. Subject to the parties' termination rights and Purchaser's extension rights set forth below, this transaction shall close on August 31, 2004, or on such other date mutually agreed upon by Seller and Purchaser (the "CLOSING DATE"); provided, however, Purchaser and Seller each shall have the right to extend the Closing Date for a period of up to thirty
(30) days in order to obtain the Lender Consent.

      8.2. MANNER AND PLACE OF CLOSING. This transaction will be closed through a deed and money escrow by the Title Company or its escrow affiliate at its offices in New York, New York or at such other place as the parties may mutually agree to in writing. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement, provided however, execution and delivery of the Deed (as defined below) shall take place before a Puerto Rico Notary selected by Purchaser as required under applicable Puerto Rico law.

      8.3. PRORATIONS, ADJUSTMENTS

      (a) (i) The stamps and notarial fees on the original Deed shall be paid by Seller, (ii) the stamps on the certified copy of the Deed shall be paid by Purchaser, (iii) recordation fees and other costs of recording the Deed shall be paid by Purchaser.]

      (b) On or before the Closing Date, Purchaser and Seller shall agree upon an allocation of the Purchase Price between the Land and Improvements, on the one hand, and the Personal Property, on the other hand. Such allocation shall reflect a reasonable estimate of the actual proportion of value between such items.

      (c) General real estate taxes, personal property taxes, special assessments (and installments thereof) and other governmental taxes and charges relating to the Property (collectively, "TAXES") shall be prorated as of the Closing Date and adjusted against the Purchase Price in the following manner: all Taxes due and payable prior to the Closing Date shall be paid by Seller, and at Closing, Seller shall receive a credit from Purchaser for the period from the Closing Date through the end of the calendar year in which Closing occurs (pro-rated based upon the actual payments of Taxes made by Seller during the calendar year in which the Closing occurs) and Purchaser shall assume the obligation for all payments on account of Taxes due and payable thereafter (it is agreed that for purposes of pro rating, Taxes will be assumed to be assessed based upon a July 1 - June 30 fiscal year consisting of twelve (12) months of thirty (30) days each). Notwithstanding the foregoing, to the extent that Taxes are paid directly to the appropriate taxing authority by the VA pursuant to the terms of the VA Lease, no adjustment to the Purchase Price shall be made pursuant to this paragraph.

      (d) All monetary obligations under all Service Contracts which are being assigned to Purchaser on the Closing Date as provided herein (all of such monetary obligations being hereinafter collectively referred to as the "EXPENSES"), and all rentals from tenants and other use fees receivable under any Lease or other agreement concerning the Property (the "INCOME"), shall be prorated and adjusted between the parties as of the Closing Date. At closing, all accrued but unpaid Expenses and all prepaid but not accrued Income shall be credited against the Purchase Price, and all prepaid but not yet accrued Expenses shall be added to the Purchase Price. Each party will pay its own attorneys' fees. All amounts owing under any Service Contracts which are not being assigned to Purchaser and all amounts owing under any Improvement Contracts shall be the sole obligation of Seller. Seller shall be solely responsible for all sums owing on account of any leasing commissions for any leases entered into, and/or management fees or reimbursements for any management services provided, prior to the Closing Date.

      (e) Seller and Purchaser acknowledge and agree that all utilities are paid for directly by the VA, including, without limitation, all utility deposits. Therefore, at Closing there shall be no pro ration for utilities.

      (f) Intentionally Omitted.

      (g) Purchaser shall pay the premium for the Title Policy required hereby and the cost of the Survey required hereby.

      (h) Purchaser shall pay any escrow and closing fees charged by the Title Company or its escrow affiliate.

      (i) At Closing, Purchaser shall receive a credit against the Purchase Price equal to approximately THREE HUNDRED SEVENTY EIGHT THOUSAND ONE HUNDRED EIGHTY TWO DOLLARS AND 92/100 ($378,182.92), which is the amount of the prepayment fee under the Existing Mortgage that will be payable as of May 2005 if the Existing Mortgage is prepaid at such time. The precise amount of such credit shall be calculated by Purchaser prior to the Closing Date and shall be reflected on the Closing Statement.

      (j) At Closing, Seller and Purchaser each shall pay one-half of the one percent (1%) assumption fee to the Lender under the Existing Mortgage.

      (k) At the Closing, Seller and Purchaser shall execute a closing settlement sheet to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement. To the extent any of the closing prorations made under this Section 8 (including without limitation real estate taxes) are done on the basis of estimates, the same shall be subject to post-Closing adjustment and reconciliation when the actual amounts of those adjustment items can be determined. Any such adjustment shall be made within thirty (30) days after either party makes written demand therefor to the other accompanied by a summary of the actual amounts upon which the final adjustment should be made and reasonable supporting documentation which shall evidence those actual amounts. Any out of pocket expense incurred by a party in collecting or obtaining reduction of any amount prorated may be offset against the amount recovered or reduction obtained. This paragraph shall survive the Closing.

      8.4. PAYMENT OF THE PURCHASE PRICE. Subject to the prorations, credits and debits agreed to herein, at Closing, Purchaser will pay the entire Purchase Price plus all additional sums due from Purchaser to Seller hereunder in cash or immediately available funds, less (a) the Deposit (which shall be transferred by the Title Company to Seller) and (b) the then outstanding principal balance of the Existing Mortgage.

      8.5. EVENTS OF CLOSING. Provided the Title Company or its escrow affiliate has received the balance of the Purchase Price from Purchaser and is in a position to cause the Title Policy to be issued as provided herein, this transaction will be closed (the "CLOSING") on the Closing Date as follows (all of the following to be deemed to take place concurrently):

      (a) Subject to Section 6.2 above, Seller shall provide Purchaser with a certificate signed by Seller updating and remaking Seller's representations and warranties. To the extent any such representations and warranties of Seller are given to the best of Seller's knowledge or to Seller's knowledge or Seller's actual knowledge, such certificate shall be given on the same basis.

      (b) Seller and Purchaser shall execute and deliver an assumption agreement and such other documents, agreements, certificates and instruments as may be required by Lender, in form and substance reasonably satisfactory to each of Seller and Purchaser, evidencing Purchaser's assumption of the Existing Mortgage.

      (c) Seller shall deliver to Purchaser an original copy of the VA Lease, and, to the extent available, Service Contracts and Improvement Contracts relating to the Property which are in Seller's possession.

      (d) Seller shall assign to Purchaser and Purchaser shall accept and assume all warranties and warranty payments, insurance proceeds, and condemnation awards, the Leases, and all Service Contracts and Improvement Contracts to be assigned to Purchaser, such assignments to be in the respective forms set forth in Exhibit H (Assignment of Leases) and Exhibit I (Assignment of Contracts and General Assignment) attached hereto.

      (e) Seller shall provide Purchaser and the Title Company with documents, reasonably acceptable to Purchaser and Title Company, evidencing Seller's authority to enter into and consummate the transaction contemplated by this Agreement.

      (f) The Title Company or its escrow affiliate shall prepare a settlement statement in accordance with the terms and conditions of this Agreement which must be approved by Seller and Purchaser, and the parties shall be charged and credited accordingly.

      (g) Purchaser shall pay the entire Purchase Price, less the Deposit which shall be delivered to Seller by the Escrow Agent, to Seller in cash or immediately available funds, adjusted for the charges, credits and escrow deposits set forth in this Section 8.

      (h) Any liens, encumbrances or judgments to be paid by Seller at Closing pursuant to Section 4(a) shall be paid and satisfied of record at Seller's expense.

      (i) In accordance with the laws of Puerto Rico, Seller shall execute and deliver to Purchaser a deed (the "DEED") prepared by Seller's counsel and acceptable to Purchaser, in both form and substance, conveying fee simple marketable title to the Property to Purchaser, together with any required transfer or conveyance tax returns.

      (j) Seller shall convey the Personal Property to Purchaser by good and sufficient bill of sale in the form attached hereto as Exhibit K.

      (k) Seller shall execute and deliver all other documents, certificates, affidavits, fax returns and instruments necessary to complete the transaction contemplated by this Agreement.

      (l) The Title Company shall confirm that it is irrevocably committed to issue the Title Policy to Purchaser in accordance with the requirements set forth herein upon recordation of the Deed. Seller and Purchaser agree to provide all ALTA statements and other documents customarily required for issuance of the Title Policy.

      (m) The Title Company or its escrow affiliate shall record the Deed with the appropriate recording office and, subject to funds being made available by Seller, pay all transfer taxes in connection therewith.

      8.6. POSSESSION. Seller shall deliver possession of the Property to Purchaser on the Closing Date. At Closing, Seller shall provide the VA and all other tenants with written notice of the sale of the Property to Purchaser and shall direct the VA, as of the Closing Date, to regard Purchaser as its landlord and to make rental payments payable to the party and at the address specified by Purchaser as set forth in such notice. (Any rentals which are received by Seller after Closing to the extent attributable to any period on or after the Closing Date shall be immediately turned over to Purchaser). Purchaser shall be entitled to receive directly from the VA all rents received after the Closing Date.

9.    DEFAULTS AND FAILURE TO CLOSE

      9.1. SELLER'S REMEDIES. If Purchaser has not terminated this Agreement under Section 3 hereof and then if all conditions to the obligation of Purchaser to close this transaction as set forth herein have been satisfied but at Closing Purchaser fails to complete this transaction, and regardless of whether Seller incurs any actual damages, then Seller may elect to terminate this Agreement and Seller, as Seller's sole and exclusive remedy for such default, may retain the Deposit as liquidated damages. The parties acknowledge that Seller's damages because of Purchaser's default under this Agreement are difficult to ascertain and agree that the amount of the Deposit represents a reasonable estimate of Seller's damages. If Seller does not provide written notice to Purchaser by the time of the Closing that Seller has terminated this Agreement because of Purchaser's default and Seller proceeds with the Closing, Seller shall have waived Seller's right to terminate this Agreement because of Purchaser's default. If Seller provides written notice to Purchaser by the time of the Closing that Seller has terminated this Agreement because of Purchaser's default, Seller shall retain the Deposit and neither party shall have any further obligation to the other party under this Agreement except for the obligations of Purchaser that survive termination of the Agreement.

      9.2. PURCHASER'S REMEDIES. In the event that this transaction fails to close on account of Seller's default, Purchaser shall be entitled to all remedies as may be available under applicable law, including (without limitation) the remedy of specific performance, provided that Seller's liability for Purchaser's damages shall not exceed Purchaser's actual out of pocket expenses in connection with this transaction (not to exceed $100,000 plus attorneys' fees and costs in enforcing this Agreement), together with liability for Post Termination Obligations.

      9.3. DEFAULTS. Except for (a) either party's wrongful failure to deposit any document or sum as and when required by Section 8, and (b) either party's wrongful failure to close by the required Closing Date, neither party shall be deemed in default under this Agreement unless such party is given written notice of its failure to comply with this Agreement and such failure continues for a period of five (5) business days following the date such notice is given.

10.   CONDUCT OF BUSINESS

      10.1. CONTRACTS. From the date of this Agreement until the Closing Date, Seller will continue to operate the Property in accordance with its current management, operation and practices. Seller will not enter into any purchase contract obligation which will not be paid in full prior to the Closing Date or any service, maintenance, or management, design or improvement contract that cannot be canceled upon thirty (30) days' notice at no cost to Purchaser unless Seller first obtains the written approval of Purchaser. Seller agrees to terminate by written notice to the other party(ies) thereto, effective as of Closing, any of the Service Contracts or Improvement Contracts that Purchaser, pursuant to written notice to Seller, requests Seller to terminate, provided that (i) the Service Contract(s) or Improvement Contract(s) that Purchaser so requests be terminated may, by their terms, be so terminated; (ii) Seller receives Purchaser's written request to terminate said Service Contract(s) or Improvement Contract(s) prior to the expiration of the Review Period; and (iii) in no event shall Seller be obligated to deliver any notices of termination of any of the Service Contracts or Improvement Contracts until the Closing Date. Seller shall deliver to Purchaser a copy of all notices of termination given by Seller hereunder. Seller shall assign to Purchaser at Closing all of the Service Contracts and Improvement Contracts other than the Service Contracts and Improvement Contracts which Seller is obligated to terminate pursuant to this
Section 10.1 (such Service Contracts and Improvement Contracts which are not to be terminated pursuant to this Section 10.1 are herein sometimes referred to as the "APPROVED CONTRACTS"). Seller shall make as and when due all payments required to be made by Seller under the Service Contracts or Improvement Contracts and, upon request by Purchaser, Seller shall provide Purchaser with evidence of such payments.

      10.2. PERMITS. From the date of this Agreement until the Closing Date, Seller agrees to maintain the existence of any licenses or permits required for the lawful and proper operation and occupancy of the Property, to file timely all reports, statements, renewal applications and other filings required in connection therewith and to pay timely all fees and charges in connection therewith that are required to keep such licenses and permits in full force and effect; not to violate or expressly agree to allow another party to violate any law, ordinance, rule or regulation affecting the Property; not to apply for or join in any change in zoning, platting or similar pubic land use matters related to the Property, or any laws relating to the Property; and not to dispose of or remove or permit to be disposed of or removed any fixtures, equipment or personal property owned by Seller constituting part of the Property unless the same are rendered obsolete or of no further value, in which case the same shall be replaced by Seller with similar items of substantially the same or better quality and value as the replaced items when new and that are free and clear of any lien or encumbrance or title retention agreement.

      10.3. PAYMENT OF OBLIGATIONS. From the date of this Agreement until the Closing Date, Seller agrees to (i) pay in a timely fashion all taxes and other public charges against the Property and (ii) provide Purchaser, within ten (10) business days of receipt, copies of any notices Seller receives with respect to any special assessments or proposed increases in the tax assessment of the Property.

      10.4. INSURANCE. Seller agrees to continue to maintain, or cause to be maintained, the current casualty and liability insurance policies on the Property until the Closing Date but shall have no responsibility to maintain any such insurance following the Closing Date or to assign any policy to Purchaser.

      10.5. LEASES. Between the date of this Agreement and the Closing Date, Seller shall not, without Purchaser's prior written consent, in Purchaser's sole and absolute discretion, (i) renew any Leases, (ii) amend any Leases, (iii) terminate any Leases or (iv) enter into any additional leases affecting the Property, including, without limitation, any potential leases for which Seller has executed a letter of intent prior to the date of this Agreement.

      10.6. PROPERTY MAINTENANCE. Seller agrees to maintain and repair (or cause the VA to maintain and repair) the Property between the date of this Agreement and the Closing Date so as to cause the same to be delivered to Purchaser in substantially the same condition existing as of the end of the Review Period, ordinary wear and tear excepted and subject to Sections 7.1(d) and (e) above. Seller shall promptly notify Purchaser regarding any item of repair, replacement or maintenance of which Seller becomes aware and which requires an expenditure in excess of Fifty Thousand Dollars ($50,000.00).

      10.7. NOTIFICATION TO PURCHASER. Until the Closing Date or the earlier termination of this Agreement, each party agrees to notify the other in writing within five (5) days after receiving notice, or otherwise obtaining actual knowledge, of:

      (a) Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

      (b) Any violation of any law, ordinance, regulation or law which would or might materially affect the Property or any portion thereof.

      (c) Any proposed change in any zoning or law affecting the use or development of the Property or any part thereof.

      (d) Any pending or threatened (and unresolved) litigation which affects or relates to the Property or any part thereof and would subject Purchaser to liability or which would materially and adversely affect the transaction contemplated hereby.

      (e) Any material damage or destruction (excluding normal wear and tear) to the Property or any part thereof.

      (f) Any pending or threatened (and unresolved) condemnation or eminent domain proceeding affecting the Property or any part thereof.

      (g) Any threatened (and unresolved) or pending proceeding in bankruptcy or insolvency which would materially adversely affect the Seller or Property.

      (h) Any material default under any of the Leases, Service Contracts or the Improvement Contracts or any other agreement affecting all or any portion of the Property, or any act or omission which, with the passage of time or the giving of notice, or both, would constitute a default.

      (i) Any written notice or other communication, from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over the Property, with respect to
(i) any alleged violation concerning the Property of any Environmental Laws; or
(ii) the handling, release, use, discharge, storage or disposal of any Hazardous Materials at, on or from the Property.

11.   INDEMNIFICATION

      11.1. SELLER'S INDEMNIFICATION. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs, whether suit is instituted or not), asserted against Purchaser by reason of or arising out of (i) a breach of any representation, warranty or covenant of Seller contained in this Agreement or (ii) the ownership, management, operation, maintenance and/or repair of the Property prior to the Closing Date.

      11.2. PURCHASER'S INDEMNIFICATION. Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs, whether suit is instituted or not) asserted against Seller by reason of or arising out of Purchaser's ownership, management, operation, maintenance and/or repair of the Property from and after the Closing Date.

      11.3. SURVIVAL OF INDEMNIFICATIONS. Each of the indemnifications contained in this Section shall survive for a period of eighteen (18) months following the Closing.

12.   GENERAL PROVISIONS

      12.1. POST TERMINATION OBLIGATIONS. The parties agree that (a) Purchaser's obligation to restore the Property under Section 3 and to indemnify Seller under Sections 3 and 11.2 hereof, and to maintain the confidentiality of certain information under Section 12.12 hereof; (b) Seller's obligation to indemnify Purchaser under Section 11.1 hereof and to maintain the confidentiality of certain information referred to in Section 12.12 hereof (all of such Purchaser's and Seller's obligations being referred to in this Agreement as the "POST TERMINATION Obligations"); and (c) the general provisions contained in this
Section 12, shall all continue in full force and effect notwithstanding any cancellation, termination, expiration or forfeiture of this Agreement.

      12.2. ASSIGNMENTS AND SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. In addition, and not by way of limitation of the foregoing, Purchaser shall have the right to assign this Agreement to any entity that is controlled by or under common control with Caplease, LP.

      12.3. NOTICES. Notices under this Agreement shall be in writing and if personally delivered, delivered by courier, or telefaxed shall be effective when received. If mailed, a notice shall be deemed effective on the third business day after deposited as registered or certified mail, postage prepaid, return receipt requested, directed to the other party at the address shown above. All notices to Seller shall be given to Seller's address herein stated with an additional copy to Reichard & Escalera, Bank Trust Plaza, 10th Floor, 255 Ponce de Leon Avenue, San Juan, Puerto Rico 00917, Attention: Francisco Hernandez-Ruiz, Esq., Telecopier: (787) 765-4225. All notices to Purchaser shall be given to the Purchaser's address herein stated, with a copy to Dechert LLP, 90 State House Square, Hartford, Connecticut 06103, Attention: Steven Kapiloff, Esq., Telecopier: (860) 524-3930. Either party may change its address for notices by at least five (5) days advance written notice to the other.

      12.4. WAIVER. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

      12.5. ATTORNEYS' FEES. In the event any suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees at trial, on any appeal, in any bankruptcy proceeding and in any petition for review, in addition to all other sums provided by law.

      12.6. PRIOR AGREEMENTS. This Agreement supersedes and replaces all written and oral agreements previously made or existing between the parties, including, without limitation, all correspondence and letters of intent related to the Property.

      12.7. APPLICABLE LAW. This Agreement shall be construed, applied and enforced in accordance with the laws of the State of New York. However, the deed of sale to be executed on the Closing Date shall take place at the offices of Reichard & Escalera (or such other place in Puerto Rico as the parties may agree) and must be in accordance with the laws of Puerto Rico. All sums referred to in this Agreement shall be calculated by and be payable in the lawful currency of the United States.

      12.8. REAL ESTATE COMMISSIONS. Seller agrees to pay any commission owed by Seller to Marcus & Millichap Real Estate Investment Brokerage Company ("BROKER") pursuant to the terms of any then effective agreement between Seller and Broker. Each party hereto shall be responsible for all other commissions and finders' fees to which such party agreed in writing or for which such party is otherwise legally liable by virtue of any dealings by such party with any broker or finder, and shall defend and indemnify the other party hereto against any and all claims therefor. Each party represents and warrants to the other that it has dealt with no other broker or finder in connection with this transaction.

      12.9. LEGAL RELATIONSHIPS. This Agreement shall not create any partnership, joint venture, or other joint undertaking between Seller and Purchaser, and neither party shall be liable for the debts or have the authority to make any representations on behalf of the other. No third party is intended to be benefited or afforded any legal rights under or by virtue of this Agreement.

      12.10. CHANGES IN WRITING. This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

      12.11. INDEMNIFIED PARTIES. Any indemnification contained in this Agreement for the benefit of Seller or Purchaser shall extend to Seller's and Purchaser's officers, employees, and agents, respectively. 12.12. CONFIDENTIALITY AND RETURN OF DOCUMENTS. Prior to acquiring the Property, Purchaser shall use and disclose information it obtains about the Property solely in connection with its purchase evaluation. Seller and Purchaser shall each maintain as confidential any and all materials obtained about the other, and, in the case of Purchaser, concerning the Property, and shall not disclose any such information to any third party except (a) to such parties' respective partners, employees, agents and permitted assignees, Property consultants and attorneys; (b) as required by applicable law or any court of competent jurisdiction; and (c) for any information which is otherwise a matter of public record or available from any non-confidential source.

      12.13. INVALIDITY OF PROVISIONS. In the event any provision of this Agreement, or any instrument to be delivered by Purchaser at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in the document.

      12.14. COUNTERPARTS. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

      12.15. SATURDAY, SUNDAY AND LEGAL HOLIDAYS. If the time for performance of any of the terms, conditions and provisions hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day thereafter.

      12.16. CERTAIN CLAIMS. Unless otherwise agreed, Seller hereby does not waive claims that Seller may have against the VA related to certain events that occurred prior to the year 2000. However, Seller shall execute and deliver to Purchaser at Closing an agreement pursuant to which Seller agrees not to initiate or prosecute any such claims against the VA for a period after Closing that is acceptable to Purchaser.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

SELLER:                           NEDA OF PUERTO RICO, INC.
                                  A PUERTO RICO CORPORATION

                                  By: /s/ Charles A. Snell
                                      ------------------------------------------
                                  Name: Charles A. Snell
                                       -----------------------------------------
                                  Its: Owner
                                       -----------------------------------------


PURCHASER:                        CAPLEASE, LP, a Delaware limited partnership

                                  By: CLF OP General Partner, LLC, a Delaware
                                  limited liability company, its general partner

                                    By: Capital Lease Funding, Inc., a Maryland
                                    corporation, its sole member

                                      By: /s/ Robert C. Blanz
                                         ---------------------------------------
                                           Name: Robert C. Blanz
                                           Title: Sr Vice President

ESCROW AGENT HEREBY ACKNOWLEDGES RECEIPT OF THE DEPOSIT AND AGREES TO HOLD SAME IN ESCROW PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
    ------------------------------
Name:
     -----------------------------
Its:
    ------------------------------